Press Release

MaxLife Fund Corp. Appoints Mr. Dan Schmitt, Mr. Randy Delkus and Mr. Daniel E. Kahan to its Board of Directors.

Monday April 21, 2008

New Jersey, April  21st – MaxLife Fund Corp.(OTC:MXFD),  is pleased to announce that  Mr. Dan Schmitt, Mr. Randy Delkus and Mr. Daniel E. Kahan have been appointed to the Board  of Directors of the Company.

“We welcome Mr. Schmitt to MaxLife Fund Corp. Mr. Schmitt brings with him, his vast experience and entrepreneurial skills to the Board of Directors.  After serving as advisory board members since September 2007, we are very pleased that Mr. Randy Delkus and Mr. Daniel Kahan have accepted the role of joining the Board of Directors,” stated Mr. Bennett Kurtz, President and CEO of MaxLife Fund Corp.

Mr. Dan Schmitt is co-founder, Chief Executive Officer and President of Anthony, Allan & Quinn, Inc. ETAL (“AAQ”) Inc.  This integrated family of businesses, offer clients a broad range of services and technological solutions, including electronic medical records, outsourced business services, and various marketing and advertising initiatives in the automobile industry.

Since its inception in 1993, AAQ has grown from a single automotive marketing firm to a diversified holding company with combined revenues of over $100 million in 2003. By 1998, AAQ had become the 156th fastest growing company in the United States on Inc. Magazine’s Inc. 500 list.  In 1997, recognizing a tremendous need and opportunity for the application of document processing solutions to the healthcare industry, Mr. Dan Schmitt and his two AAQ partners co-founded ABF, to serve insurance companies, Managed Care Organizations, HMO’s, and Third Party Administrators.  ABF leveraged a combination of proprietary print, insert and Web-based technology to integrate directly with healthcare company claim systems.  By 2003, ABF had become the 23rd fastest growing company on the Inc. 500 and #1 in Missouri.  In July of 2003, ABF was sold to publicly-traded WebMD, for cash and stock of $260 million.

Mr. Schmitt was the leading force of AAQ and ABF business models and the architect of a methodology for creating new business initiatives.  He has combined his expertise in business development, administration, finance, and marketing, to create The Incubation Factory – a privately funded business incubator.  In 2005, Mr. Schmitt opened the doors to “The Factory” in state of the art renovated 50,000 sq.ft. warehouse in downtown St. Louis.  The Incubation Factory is dedicated to the mission of growing businesses faster, smarter, and cheaper than ever thought possible.

Mr. Schmitt earned a B.A. in Marketing from the University of Northern Iowa in 1989.  He spends time consulting with each of the businesses while always keeping an eye to the next business opportunity.

Mr. Randy Delkus is a senior healthcare executive with experience in both for profit and not for profit sectors.  He received his B.S. in Nursing, Magna Cum Laude, from St. Louis University and also holds a Business degree from Southern Illinois University, specializing in Marketing and Management.  He completed his Masters in Business Administration at Webster University in St. Louis, graduating Magna Cum Laude.

Mr. Delkus is currently the President of Anthony, Allan & Quinn (AAQ) and The Incubation Factory (TIF), a go-to market business incubator that works with start up companies, universities, individual entrepreneurs and private and public industry; 75% of its current portfolio has a life sciences and/or healthcare focus.

Prior to AAQ, Mr. Delkus served as Chief Executive Officer for one of St. Louis’ most premier healthcare institutions.

Mr. Daniel E. Kahan has an extensive international actuarial background in the life insurance industry. Mr. Kahan has hands-on experience and knowledge of the life settlements market in North America. After earning a B.Sc. (Honors) in Mathematics from University College, London, England, he qualified as an Associate of the Institute of Actuaries in 1984. He worked for 3 years in South Africa for Metropolitan Life, before moving to North America. In Toronto, Ontario, Canada he worked for Sun Life and Zurich Life, and in Chicago, Illinois, U.S.A., for Blue Cross.

In 1994 he founded Canadian Life Line in Nova Scotia, to provide insurance secured loans, with the approval of the Nova Scotia Superintendent of Loans & Insurance.

In July 2001, he was a panel member at the Society of Actuaries Product Development Meeting session in Toronto, on Life Settlements.

About MaxLife Fund Corp.: MaxLife Fund Corp. is concentrating on 3 major components of the fast growing Life Settlement sector; to invest in policies for our own inventory, to trade policies in the open market and to build a large portfolio by demand for institutional buyers. MaxLife Fund Corp. is positioning itself to grow with the industry and expand its operation to become one of the leaders in the Life Settlement sector.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private

Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this news release.

   For further information contact:
   MaxLife Fund Corp.

   Tel: 1-866-752-5557